Exhibit B.2


                           Financial Risk Management
                         Program Policies and Practices
















































                                                  February 1996

                         Northeast Utilities
                         Risk Management Program
                         Policies and Practices

Contents

Section 1      SCOPE AND OBJECTIVES

     1.1  Overview.............................................       4
     1.2  Operational Risk, not Contractual Risk...............       4
     1.3  Range of Risk........................................       5
     1.4  Objectives...........................................       5

Section 2      GOVERNANCE AND RESPONSIBILITIES

     2.1  Northeast Utilities Board of Trustees................       7
     2.2  Subsidiary Board of Directors........................       7
     2.3  Risk Oversight Council...............................       8
     2.4  Senior Management....................................       9
     2.5  Vice President and Treasurer.........................       10
     2.6  Assistant Treasurer - Finance........................       13
     2.7  Assistant Treasurer - Treasury Operations............       14

Section 3      EXPOSURE MANAGEMENT

     3.1  Exposure Definition..................................       15
     3.2  Exposure Measurement.................................       15
     3.3  Authorized Hedging Activities........................       16
     3.4  Limits...............................................       17

Section 4      CREDIT RISK MANAGEMENT

     4.1  Credit Policies......................................       19
     4.2  Counterparty Selection...............................       21
     4.3  Monitoring and Reporting.............................       22
     4.4  Documentation........................................       23

Section 5      MANAGEMENT REPORTING

     5.1  Monitoring of Exposures and Hedge Positions..........       25
     5.2  Management Reporting.................................       25
     5.3  Hedge Effectiveness and Performance..................       27

Section 6      OPERATIONS AND PROCESSING

     6.1  Trade Execution......................................       28
     6.2  Trade Confirmation...................................       29
     6.3  Settlements and Mark-to-Market.......................       31

Section 7 ACCOUNTING AND DISCLOSURE

     7.1  Accounting Policies..................................       33
     7.2  Disclosure...........................................       34
     7.3  Auditing.............................................       34

Section 8 EXHIBITS

     Schedule A................................................       37
     Schedule B................................................       38
     Schedule C................................................       39

Section 1  SCOPE AND OBJECTIVES


1.1  Overview

     These Risk Management Program Policies and Procedures (collectively Procedures) were developed by the NUSCO Treasury Department in response to the Retail Business Group s and Wholesale Marketing Group s needs to provide customers with flexible, competitive pricing structures, often in the form of long-term, fixed-price contracts. Although long-term, fixed-priced contracts meet customer needs, they subject the NU System to the risks associated with variably priced production costs. In the wholesale market segment, these costs are typically driven by marginal costs that are predominantly fuel-related, i.e., residual fuel oil and natural gas.

1.2  Operational Risk, Not Contractual Risk

     The scope of these Procedures is limited to the internal operational risks of the NU System, that is, the internal risk that the NU System manages for itself, including fuel, interest rate and foreign exchange risk. These Procedures do not address "third party contractual risk", that is, risk that the NU System manages for others, or the risk of credit default by the NU System s customers under long-term contracts.

1.3  Range of Risk

     The NU System s fuel hedging program was initiated early in 1994 and is expected to increase in size and scope over time to support the System s
growing wholesale and retail marketing efforts.   In addition, the NU System
has been managing interest rate risk with derivatives since 1983, primarily through interest rate swaps and caps. These efforts are expected to escalate as the NU System seeks to manage costs more actively and effectively in a competitive utility environment. The NU System has had very limited involvement to date with managing foreign exchange exposures. However, as the international component of HEC s and Charter Oak Energy s business develops, the NU System may become subject to foreign exchange exposure.

1.4  Objectives

     The objectives of these Procedures are:

     1.4.1 to manage selected business risks actively, in order to remain competitive in a new, deregulated, utility environment,

     1.4.2 to reduce the NU System s earnings volatility that could, if risks were not actively managed, result from dramatic moves in the commodities and financial markets,

     1.4.3 to facilitate the NU System s marketing efforts intended to gain and retain wholesale and retail customers, and to enable the company s marketing organizations to enter into new markets with varying risk profiles, and

     1.4.4 to improve generating system utilization by increased system and off-system sales.






Section 2  GOVERNANCE AND RESPONSIBILITIES

2.1  Northeast Utilities Board of Trustees

     The Northeast Utilities Board of Trustees (NU Board) has the ultimate responsibility and authority for risk management practices throughout the NU System. These Procedures, therefore, must be executed in accordance with any specific authorizations or restrictions adopted by the NU Board or any Committee of the NU Board, and any authority delegated by the NU Board or any Committee.

2.2  Subsidiary Boards of Directors

     Subject to any specific authorizations or restrictions adopted by the NU Board or any Committee of the Board, the respective Boards of Directors of CL&P, WMECO, PSNH, NAEC, NUSCO, and each other subsidiary of NU (collectively the Subsidiary Boards) have the ultimate responsibility for risk management practices for the respective subsidiary. These Procedures, therefore, must be executed in accordance with any specific authorizations or restrictions adopted by any Subsidiary Board and any authority delegated by a Subsidiary Board.

2.3  Risk Oversight Council

     2.3.1 A Risk Oversight Council (the ROC or the Council) shall be established to assist in formulating policies, governance and review of these Procedures. The number of members of the Council shall be fixed from time to time by the Chief Executive Officer (CEO), and members shall be appointed by the CEO. Members shall include at a minimum the Vice President and Treasurer, and the Vice President of Wholesale Marketing. Other Council members are expected to be officers or senior staff drawn from the affected constituencies within the NU System. The Council shall establish its own internal working rules, including such matters as the frequency and conduct of meetings, quorum, voting rights, attendance by non-members, and substitutes and proxies for members.

     2.3.2 Subject to any specific authorizations or restrictions adopted by the NU Board or any Committee of the Board, or by any Subsidiary Board, and except as may otherwise be provided by the CEO or as may be required by law, risk management policies adopted by the ROC shall be the policies of the NU System. It shall be the responsibility of the officers, employees, agents and representatives of the NU System and its subsidiaries to conduct their activities and to perform their responsibilities under these Procedures in accordance with any risk management policies adopted by the ROC.

2.4  Senior Management

     2.4.1 Subject to and in accordance with sections 2.1 through 2.3, the Chief Financial Officer (CFO) is responsible for approving and overseeing the NU System s general risk management policies, methods, practices and procedures. The CFO will report on these policies to the CEO and to the NU Board or any Committee of the NU Board, and/or to the Subsidiary Boards, at such times and in such manners as each such Board or Committee shall request.


     2.4.2 Unless the NU Board (or Committee designated by the Board for this purpose) otherwise requires, the CFO shall provide the Board no less frequently than annually with a report describing the current status of the Risk Management Program.

     2.4.3 The CFO must also promptly notify the NU Board (or any designated Committee) regarding:

          a.) material adverse changes in the amount or kind of risk incurred by the NU System as a whole,

          b.) material proposed or actual changes in risk management policies, methods, practices or procedures, and

          c.) material breaches or violations of the NU System s risk management policies, methods, practices or procedures.

     2.4.4 Both the CEO and the CFO shall be available as requested to advise the ROC and Vice President and Treasurer on request, and each shall be available to act whenever higher level exception authority is required.

2.5  Vice President and Treasurer

     2.5.1 Subject to and in accordance with sections 2.1 through 2.4, the Vice President and Treasurer has the overall specific charge of the development and implementation of these Procedures and the NU System s risk management policies, methods, practices and procedures for operational risks within the scope specified in section 1.2. Accordingly, the Vice President and Treasurer, in consultation with the ROC, and in compliance with any policies adopted by the ROC, shall establish and, to the extent required or to the extent he/she deems appropriate, shall seek senior management approval for risk management policies regarding :

               a.)   risk tolerance levels,
               b.)   underlying exposures to be hedged,
               c.)   exposure/hedge ratio,
               d.)   hedging instruments,
               e.)   trading limits,
               f.)    tenors,
               g.)   management of credit risk, and
               h.)   financial counterparties.

     2.5.2 In accordance with these Procedures, the Vice President and Treasurer will oversee and authorize execution of risk management transactions by the Finance Department referred to in section 2.6. Accordingly, the Vice President will authorize:

               a.) a list of authorized trade personnel within the Finance Department permitted to execute risk management transactions on the behalf of the NU System,

               b.) a list of authorized financial instruments and underlying exposure to be used when executing a transaction (hedging instruments),



               c.) a list of approved counterparties in which NU may conduct business, and

               d.) any parameters under which the Finance Department may execute transactions on the authority of the Assistant-Treasurer Finance, without transaction-specific authorization by the Vice President and Treasurer.

     2.5.3 Any risk management transactions that do not comply with authorizations made in accordance with the requirements of section 2.5.2, and yet which are nevertheless consistent with these Procedures, may be executed only if specifically authorized by the Vice President and Treasurer.

     2.5.4 In the absence of authorized personnel in the Finance Department, the Vice President and Treasurer may execute risk management transactions that are otherwise consistent with these procedures.

     2.5.5 The Vice President and Treasurer is responsible for directing the risk management activities of the Assistant Treasurer - Finance and the Assistant Treasurer - Treasury Operations set forth in sections 2.6 and sections 2.7.

2.6  Assistant Treasurer - Finance

     2.6.1 The Assistant Treasurer - Finance reports directly to the Vice President and Treasurer and directs the activities of the staff of the Finance Department. The Assistant Treasurer-Finance is principally responsible for directing the risk management assignments of the Finance Department, primarily exposure aggregation and management, credit risk management, reporting, transaction execution, and accounting compliance. Responsibilities of the Finance Department are elaborated in Sections 3-7.

     2.6.2 The Assistant Treasurer may execute trades with counterparties in accordance with authority granted, and in compliance with parameters established by, the Vice President and Treasurer. Under no circumstances is he/she allowed both to execute and to authorize the same trade.

     2.6.3 Trade tickets executed by trade personnel other than the Assistant Treasurer - Finance may be authorized by the Assistant Treasurer - Finance.

     2.6.4 The Assistant Treasurer - Finance is responsible for ensuring that personnel in the Finance Department involved in risk management activities are sufficiently trained and knowledgeable of current risk management practices and these Procedures.

2.7  Assistant Treasurer - Treasury Operations

     2.7.1 The Assistant Treasurer - Treasury Operations reports directly to the Vice President and Treasurer and directs the activities of the Cash Management Department. The Assistant Treasurer-Treasury Operations is principally responsible for directing the risk management assignments of the Cash Management Department, primarily operations and processing and management reporting. Responsibilities of the Cash Management Department are elaborated in Sections 3-7.

     2.7.2 In accordance with section 6.2, the Assistant Treasurer - Treasury Operations may authorize confirmation schedules received in the Cash Management Department from trade counterparties.

     2.7.3 The Assistant Treasurer - treasury Operations is responsible for ensuring that personnel in the Cash Management Department involved in risk management activities are sufficiently trained and knowledgeable of current risk management practives and these Procedures.


Section 3  EXPOSURE MANAGEMENT


3.1  Exposure Definition

     3.1.1 The Finance Department is responsible for working with NU business units to define specific sources of risks and to aggregate those risks at a corporate level in order to determine financial statement and economic impacts to the NU System. Currently, these risks include:

               a.) Interest rate risk - originated through the Treasury Department,

               b.) Fuel price risk - originated through the Wholesale and Retail Marketing Groups, and

               c.) Foreign currency risk - originated primarily through Charter Oak Energy Company.

3.2  Exposure Measurement

     3.2.1 Individual business units are responsible for the development of exposure measurement methodologies and the resulting quantification of exposures. The Finance Department is responsible for working with the business units to understand, develop and validate exposure measurement methodologies and exposure levels.

     3.2.2 Exposure measurement methodologies, including sources of input, will be documented by the individual business units and be subject to periodic review and approval by the Vice President and Treasurer.

     3.2.3 Exposure levels will be measured and reported by the individual business units and reported to the Finance Department on at least a quarterly basis. The Finance Department will be responsible for reporting these exposures to the Vice President and Treasurer, and to manage exposures in accordance with the company s risk management strategies.


3.3  Authorized Hedging Activities

     3.3.1 Under the direction of the Vice President and Treasurer and in accordance with these Procedures, the Finance Department will conduct various risk management activities to manage the financial exposures of the NU System.

     3.3.2 The Finance Department will maintain, adhere to, and notify the Cash Management Department as to the list of authorized:

                    a.)  trading personnel,
                    b.)  hedging instruments,
                    c.)  approved counterparties, and
                    d.) parameters set by the Vice President and Treasurer pursuant to section 2.5.2.

     3.3.3 The Finance Department is responsible for recommending and seeking approval from the Vice President and Treasurer, as necessary, for any changes in the authorizations described in section 3.3.2.

     3.3.4 The Finance Department is responsible for notifying approved counterparties of the authorized trading personnel and any restrictions or limitations on their activities. The initial list of authorized NU trading personnel is attached as Schedule A.

3.4  Limits

     3.4.1 In conducting hedging activities, the Finance Department will adhere to, and notify Cash Management of pre-established trading limits authorized by the Vice President and Treasurer, either on his/her own authority or in accordance with limitations established by the NU Board, the ROC, or otherwise pursuant to these Procedures. These limits may include limits for each category of business exposure in relationship to the maximum or minimum extent of such exposure(s) to be actively hedged.


Section 4  CREDIT RISK MANAGEMENT

4.1  Credit Policies

     4.1.1 In conducting risk management activities pursuant to these Procedures, the Finance Department will maintain, adhere to, and notify Cash Management of pre-established credit risk policies which relate to NU s financial counterparties. Established policies relating to credit risk management will include:

               a.) selection criteria for counterparties, b.) any limitations on the number or value of transactions with any one or more counterparties, and
               c.) cash settlement and mark-to-market terms and requirements.

     4.1.2 Periodic cash settlements of outstanding hedging transactions will take place in accordance with the contractual payment terms negotiated by the Finance Department and documented in the written agreements between the NU System and the respective authorized counterparties (the Master Swap Agreements). Payment will be made, and payment terms will be enforced, by Cash Management.

     4.1.3 Periodic mark-to-market of outstanding hedging transactions will take place in accordance with the contractual mark-to-market terms negotiated by the Finance Department and documented in the Master Swap Agreements. Mark-to-market terms will be enforced by the Cash Management Department.

     4.1.4 Counterparties will be subject to collateral requirements based on mark-to-market positions and individual counterparty credit ratings approved by the Finance Department and documented in the Master Swap Agreements.

     4.1.5 To further minimize credit risk, the Finance Department is responsible for monitoring the credit quality of counterparties and for maintaining counterparties of high credit quality, with sufficiently diverse financial and business profiles to diversify the risk of default.

     4.1.6 The Finance Department will be responsible for periodic stress-testing of credit exposures given certain market conditions and parameters and will report findings to the Vice President and Treasurer.

4.2  Counterparty Selection

     4.2.1 The Finance Department will maintain, adhere to, and notify Cash Management of the list of approved counterparties. The Finance Department will recommend and seek approval from the Vice President and Treasurer, as necessary, for any change in approved counterparties. Policies relating to counterparty selection will include:

                    a.)  credit ratings,
                    b.) counterparty expertise as it relates to specific business exposures,
                    c.) acceptance of Master Swap Agreement terms and conditions,
                    d.) corporate relationship concerns, and e.) creditworthiness of a counterparty based on the credit ratings of the institution as defined by Moody s Investor Service and Standard & Poor s. Minimum credit rating levels will be established by the ROC, or, if the ROC does not establish minimum credit rating levels, by the Vice President and Treasurer.

     4.2.2 Any changes in counterparty credit ratings will be reported to the Vice President and Treasurer by the Finance Department.

     4.2.3 The Finance Department will require all financial counterparties to enter into Master Swap Agreements with the appropriate NU subsidiary, and will conduct business in accordance with the terms and conditions of the respective Master Swap Agreements.

4.3  Monitoring and Reporting

     4.3.1 The Cash Management Department will be responsible for monitoring and reporting credit positions, at least quarterly, to the Vice President and Treasurer. Information conveyed will include:

               a.)  conduct of business with approved counterparties, and

               b.) aggregate counterparty exposures compared to credit limits.

     4.3.2. The Cash Management Department will report immediately to the Vice President and Treasurer any exceptions to the Master Swap Agreement terms and conditions.

4.4  Documentation

     4.4.1 The terms and conditions of the Master Swap Agreements will be negotiated by the Finance Department, which shall assure that no transactions take place with a counterparty until an executed Master Swap Agreement complying with the requirements of these Procedures is in place with that counterparty.

     4.4.2 In order to minimize credit risk and ensure proper controls, Master Swap Agreements will include specific language relating to:
                    a.)  definition of terms,
                    b.)  calculation of prices/amounts,
                    c.)  payments and settlements,
                    d.)  collateral requirements,
                    e.)  covenants,
                    f.)   material adverse change,
                    g.)  disposition of collateral,
                    h.)  representations and warranties,
                    i.)   events of default,
                    j.)   early and accelerated termination, and
                    k.)  swap and option confirmation schedules.

     4.4.3 Legal counsel will be sought by the Finance Department to approve all terms and conditions, opinions, certificates, etc., agreed to in the Master Swap Agreements.

     4.4.4 A library of all Counterparty Master Swap Agreements including Schedules, Amendments, etc. will be established by the Finance Department. They will ensure access to these documents by providing the Cash Management Department, Internal Audit Department, Accounting, Department, and the Legal Department with copies of such material.


Section 5  MANAGEMENT REPORTING

5.1  Monitoring of Exposures and Hedge Positions

     5.1.1 The Finance Department will be responsible for the daily monitoring of the hedge portfolio and will report those activities to the Vice President and Treasurer and the Assistant Treasurer - Finance on at least a monthly basis or as sudden and significant changes to hedged positions occur. These activities will include:

                    a.) projections of cash settlement for all outstanding hedge transactions,

                    b.)  mark-to-market positions of all hedge contracts,

                    c.) market values and trends for underlying commodities, interest rates, currencies, and

                    d.)  counterparty credit limits and credit ratings.

5.2  Management Reporting

     5.2.1 The Finance Department will be responsible for reporting exposure and hedge positions to senior management, the Vice President and Treasurer and the Council through a periodic management report to be issued on at least a quarterly basis. This report will include the following information:

                    a.) business exposures, as determined by business units and reviewed by the Finance Department,

                    b.) outstanding hedge contracts, as aggregated by the Finance Department and verified by the Cash Management Department,

                    c.) comparison of exposures to hedge positions relative to established hedge limits, as calculated by the Finance Department and verified by the Cash Management Department,

                    d.) market values and trends for underlying commodities, interest rates, currencies or indices based on publicly available market information or counterparty quotes and aggregated by the Finance Department,

                    e.) current and historical cash settlement positions aggregated by the Finance Department and verified by the Cash Management Department,

                    f.) current and historical mark-to-market positions aggregated by the Finance Department and verified by the Cash Management Department, and

                    g.) counterparty credit limits and exposures, aggregated by the Finance Department and verified by the Cash Management Department.

     5.2.2 Exception reporting will be prepared by the Cash Management Department and distributed to the Vice President and Treasurer, Assistant Treasurer - Finance, and Assistant Treasurer - Treasury Operations, as necessary.

5.3  Hedge Effectiveness and Performance

     5.3.1 The Finance Department will be responsible for measuring the effectiveness and performance of hedging activities, and will report on the results of its evaluations to senior management, the Vice President and Treasurer and the Council on at least an annual basis.

     5.3.2 Effectiveness and performance of the program will be based the following criteria:

                    a.) original program objectives as approved by senior management,

                    b.)  actual risk reduction,

                    c.) effectiveness of hedge positions relative to underlying exposures, and

                    d.)  compliance with these Procedures.


Section 6  OPERATIONS AND PROCESSING

6.1  Trade Execution

     6.1.1 In accordance with these Procedures, and under the immediate direction of the Vice President and Treasurer, the Finance Department as directed by the Assistant Treasurer - Finance will be responsible for the execution of all hedge transactions. This responsibility includes compliance with:

               a.)  trading and credit limits,

               b.)  approved hedge instruments,

               c.)  approved hedge tenors,

               d.) approved commodities, interest rates, currencies or indices,

               e.)  approved counterparties, and

               f.)   Master Swap Agreement documentation.

     6.1.2     In addition to the policies and procedures identified in
               section 6.1.1, the Finance Department shall consider the following factors in executing hedge transactions:

               a.)  recent price indications and price projections,

               b.) evaluations of the ability of potential counterparties to meet the quantity and/or term of proposed transactions, and

               c.) current capabilities of various counterparties, recent experience with various counterparties, and diversification of counterparties.

     6.1.3 The Finance Department will be responsible for notifying the Vice President and Treasurer and the Cash Management Department of new hedge transactions through the presentation of a trade ticket. All trade tickets will be signed by authorized trading personnel and signed for approval by either the Vice President and Treasurer or the Assistant Treasurer - Finance, in accordance with the transaction authorization requirements of these Procedures.

6.2  Trade Confirmation

     6.2.1 All hedging transactions will be confirmed by the Cash Management Department, independent of the Finance Department. The confirmation process will include:

               a.) receipt of a trade ticket from the Finance Department, signed and approved by the Vice President and Treasurer or the Assistant Treasurer - Finance,

               b.) independent verification of trade details by the Cash Management Department through telephone conversations with counterparties back offices,

               c.) comparison of trade terms with approved policies and procedures, including items listed in section 6.1.1,

               d.)  recording of trade ticket in computer database,

               e.) receipt of standard confirmation schedule signed by counterparty,

               f.) verification signature of Assistant Treasurer - Treasury Operations or Cash Management Supervisor on the confirmation schedule to signify agreement of trade terms by NU, and

               g.) maintenance of a library containing trade tickets, confirmation schedules, and other pertinent trade documents.

     6.2.2 All exception reporting relating to approved policies and procedures will be the responsibility of the Cash Management Department. Exceptions will be reported directly to the Vice President and Treasurer and Assistant Treasurer - Finance.

6.3  Settlements and Mark-to-Market

     6.3.1 The Cash Management Department will be responsible for the settlement of all hedging transactions in accordance with payment provisions of the Master Swap Agreement. This process may include:

               a.) payment of monies to counterparties via electronic funds transfer to pre-established and approved bank accounts, and

               b.) billing of monies to counterparties through the Sundry Billing Department through the use of pre-established and approved NU System invoices.

     6.3.2     The Cash Management Department will be responsible for :

               a.) the mark-to-market of all outstanding hedge transactions in accordance with mark-to-market provisions of the Master Swap Agreements,

               b.) comparing mark-to-market positions, by counterparty, to counterparties and NU System s credit limits, and if necessary comply with the collateral provisions of the Master Swap Agreement, and

               c.) reporting of all settlements and mark-to-market positions of the NU System s hedge transactions on at least a monthly basis via a management report aggregated by the Finance Department.

     6.3.3 The Finance Department will independently calculate settlements and mark-to-market positions and work with the Cash Management Department to confirm and reconcile all payments and positions.


Section 7  ACCOUNTING AND DISCLOSURE

7.1  Accounting Policies

     7.1.1 The Finance Department is responsible for maintaining current knowledge of applicable accounting, tax, SEC and other applicable standards for risk management transactions. Accordingly, the Finance Department will work with the Legal, Accounting and Tax Departments to :

                    a.) interpret existing criteria for risk management transactions,

                    b.) maintain clear written accounting policies for fundamental transactions,

                    c.) provide advice and recommendations, as needed, to the ROC, the CFO, the Vice President and Treasurer, and the Vice President and Controller on accounting, tax, SEC and other matters related to risk management activities and provide updates on new standards as necessary,

                    d.) communicate hedge account criteria to independent business units to ensure proper business decisions can be made relating to the incidence of risk.

7.2  Disclosure

     7.2.1 The Finance Department will also be responsible for working with the Accounting Department to:

               a.) understand and ensure proper financial disclosure of derivative transactions and inform the Vice President and Treasurer and Vice President and Controller of disclosure polices, and

               b.) monitor changes in disclosure requirements as proposed by regulators including the Financial Accounting Standards Board, the Securities and Exchange Commission and the Internal Revenue Service.

7.3  Auditing

     7.3.1 The NU System s risk management program will be subject to an annual audit by NUSCO s Internal Audit Department and by the NU System s external auditors to ensure compliance with these Procedures. Items subject to audit will include:

               a.) compliance with program goals and objectives, including these Procedures,

               b.)  compliance with trading and credit limits,

               c.)  segregation of duties, and

               d.)  compliance with accounting and disclosure requirements.

     7.3.2 The NUSCO Internal Audit Department will report the findings of its audits to the NU Board and/or the Audit Committee of the NU Board, to the CEO, CFO, Vice President and Treasurer and Vice President and Controller, and to the Council.

Section 8 Exhibits


SCHEDULE  A         Appointment of Authorized Trading Personnel

SCHEDULE  B         Authorized Hedging Instruments

SCHEDULE  C         Approved Counterparties


SCHEDULE A - Appointment of Authorized Trading Personnel

     The following employees of Northeast Utilities Service Company are authorized to execute risk management transactions on behalf of the member companies of the Northeast Utilities System pursuant to, and in compliance with, the Northeast Utilities System s Risk Management Program Policies and Practices (February 1996).

Signature Name                Title
John B. Keane                 Vice President & Treasurer
David R. McHale               Assistant Treasurer-Finance
Neil S. Herzig                Senior Financial Analyst

SCHEDULE B - Authorized Hedging Instruments

Fuel
     Floating to fixed swap
Underlying Exposure
     Oil - 1% sulfur residual fuel oil, New York Harbor
     Natural Gas - Henry Hub

Interest Rate
     Cap

Underlying Exposure
     LIBOR
     JJ Kenny


SCHEDULE C - Approved Counterparties

Fuel
     Morgan Stanley Capital Group, Inc.
     Barclays Bank PLC
     Citibank, N.A.
     AIG Trading Corporation
     Philbro Division of Solomon Inc.

Interest Rate
     Barclays Bank PLC
     First Chicago
     Fleet Bank
     Credit Lyonnais
     Citibank, N.A.